       As filed with the Securities and Exchange Commission on September 2, 1999


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   -----------

                                 AMENDMENT NO. 1

                                       to

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12 (b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                       General Surgical Innovations, Inc.
             (Exact name of registrant as specified in its charter)

California                                                   97-3170244
(State of incorporation or organization)                     (IRS Employer
                                                             Identification No.)

                  10460 Bubb Road, Cupertino, California 95014
          (Address of Principal Executive Offices, including Zip Code)


       Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class                    Name of each exchange on which
       To be so registered                    each class is to be registered
       -------------------                    ------------------------------

              None                                         None


       Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Share Purchase Rights
                         -------------------------------
                                (Title of Class)

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         This Amendment No. 1 amends the Registrant's Registration Statement on Form 8-A as filed with the Securities and Exchange Commission on May 13, 1997 (the "REGISTRATION STATEMENT"), which was filed in connection with the Registrant's adoption of a Preferred Shares Rights Agreement.

         This Amendment No. 1 to the Registration Statement is being filed in order to amend Item 1 of the Registration Statement and to include as an exhibit to the Registration Statement the First Amendment to Rights Agreement dated as of August 23, 1999, between the Registrant and the US Stock Transfer Corporation. Except as amended hereby, there are no other changes to the Registration Statement.

Item 1.           DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

                  Item 1 of the Registration Statement is hereby amended by adding the following paragraph at the end of Item 1 of the Registration
Statement:

                  On August 23, 1999, General Surgical Innovations, Inc. (the "Company") amended the Preferred Shares Rights Agreement dated as of May 9, 1997 (the "Rights Agreement") by executing a First Amendment to Rights Agreement (the "Amendment") between the Company and US Stock Transfer Corporation. The Amendment provides that none of Tyco International Ltd., a Bermuda corporation ("Guarantor"), General Acquisition Corp., a Nevada corporation and a direct, wholly-owned subsidiary of Guarantor ("Parent"), General Sub Acquisition Corp., a California corporation and a direct, wholly-owned subsidiary of Parent ("Sub"), or any of their respective subsidiaries, Affiliates or Associates is an Acquiring Person (as that term is defined in the Rights Agreement) as a result of the execution of the Agreement and Plan of Merger dated as of August 23, 1999 (the "Merger Agreement"), or commencement or consummation of any of the transactions contemplated by the Merger Agreement, including the Merger (as defined in the Merger Agreement). The Amendment further provides that, despite the occurrence of any of the events described above, neither a Distribution Date (as defined in the Rights Agreement), a Section 13 Event (as defined in the Rights Agreement), a Shares Acquisition Date (as defined in the Rights Agreement), nor a Triggering Event (as defined in the Rights Agreement) will occur solely by virtue of the approval, execution or delivery of the Merger Agreement, or consummation of the transactions contemplated by the Merger Agreement, including the Merger (as defined in the Merger Agreement) or any public announcement of the foregoing.

                  The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference, and to the Rights Agreement, which was attached as Exhibit 1 to the Registration Statement and is incorporated herein by reference.


                                      -2-
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Item 2.           EXHIBITS

         The following exhibits are filed as part of the Registration Statement:

                  1* Preferred Shares Rights Agreement dated as of May 9, 1997, between General Surgical Innovations, Inc. and the US Stock Transfer Corporation, including the Certificate of Determination of Rights, Preferences and Privileges of Series A Participating Preferred Stock, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

                  4.1 First Amendment to Rights Agreement dated as of August 23, 1999, between General Surgical Innovations, Inc. and US Stock Transfer Corporation.

                  -------

                  * Previously filed with the Securities and Exchange Commission on May 13, 1997.


                                      -3-
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                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: September 2, 1999           GENERAL SURGICAL INNOVATIONS, INC.


                                  By: /s/ STEPHEN J. BONELLI
                                      ------------------------------------------
                                      Stephen J. Bonelli
                                      Chief Financial Officer, Vice President of
                                      Finance and Administration

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                                INDEX TO EXHIBITS


    Exhibit No.                               Description
    -----------                               -----------

         1* Preferred Shares Rights Agreement dated as of May 9, 1997, between General Surgical Innovations, Inc. and the US Stock Transfer Corporation, including the Certificate of Determination of Rights, Preferences and Privileges of Series A Participating Preferred Stock, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

         4.1 First Amendment to Rights Agreement dated as of August 23, 1999, between General Surgical Innovations, Inc. and US Stock Transfer Corporation.

-------

*        Previously filed with the Securities and Exchange Commission on May
         13, 1997.